News	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
May 5, 2009

UNIT CORPORATION REPORTS 2009 FIRST QUARTER RESULTS

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today a net loss of $147.5 million, or $3.14 per diluted share, for the three months ended March 31, 2009, compared to net income of $77.1 million, or $1.65 per diluted share for the three months ended March 31, 2008.  Included in those results was a noncash ceiling test write down of $281.2 million ($175.1 million after tax, or $3.73 per diluted share).  The ceiling test write down was required to reduce the carrying value of the company’s oil and natural gas properties due to significantly lower commodity prices at the end of the first quarter 2009.  Excluding the ceiling test write down, net income for the first quarter of 2009 would have been $27.6 million, or $0.59 per diluted share (see Non-GAAP Financial Measures below).  Total revenues for the first quarter of 2009 were $201.1 million (44% contract drilling, 44% oil and natural gas, and 11% mid-stream), compared to total revenues for the first quarter of 2008 of $321.4 million (46% contract drilling, 40% oil and natural gas, and 14% mid-stream).

CONTRACT DRILLING SEGMENT INFORMATION
Average drilling rig utilization for the first quarter of 2009 was 52.8 drilling rigs, or 40%, a decrease of 48% from the first quarter of 2008, and a decrease of 45% from the fourth quarter of 2008.  Contract drilling rig rates for the first quarter of 2009 averaged $18,638 per day, an increase of 4%, or $641 per day, from the first quarter of 2008, and a decrease of 4%, or $692 per day, from the fourth quarter of 2008.  Average operating margins for the first quarter were $8,213 per day (before elimination of intercompany drilling rig profit of $0.6 million; see Non-GAAP Financial Measures below) as compared to $8,772 per day (before elimination of intercompany drilling rig profit of $7.5 million; see Non-GAAP Financial Measures below) for 2008, a decrease of 6%.  During the quarter, the company sold one 750 horsepower drilling rig for $3.1 million, bringing the total fleet to 131 drilling rigs.  Currently, 39 of the 131 drilling rigs are under contract.

Larry Pinkston, Chief Executive Officer and President of the Company, said: “The substantial reduction in commodity prices along with reduced capital spending by exploration and production companies has had a significant negative impact to the utilization rates in the contract drilling industry and to our rig fleet.  We have and are responding to these changes by taking substantial cost cutting measures throughout the segment, while being careful to protect the core organization.  We strongly believe that the available supply of natural gas will decline as a result of the reduction in the number of wells being drilled and that as the impact of declining production becomes evident, demand for natural gas drilling rig utilization will begin to grow.”

The following table illustrates this segment's drilling rig count at the end of each period and average utilization rate during the period:

	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07
Rigs	131	132	131	131	129	129	128	128	118
Utilization	40%	74%	85%	80%	78%	80%	78%	81%	83%

EXPLORATION AND PRODUCTION SEGMENT INFORMATION
•	Completed 21 gross wells in the first quarter of 2009 with a 90% success rate.
•	Increased first quarter 2009 equivalent production over first quarter 2008 production by 10%.
•	Approximately 72% of anticipated natural gas production and 76% of anticipated crude oil production is hedged for 2009.
•	Revised estimate of gross wells to be drilled for 2009 from 175 to 140 wells.

First quarter 2009 production was 343,000 barrels of oil, in comparison to 292,000 barrels of oil in the first quarter of 2008, an 18% increase.  Natural gas liquids (NGLs) production was 393,000 barrels in comparison to 306,000 barrels in the first quarter of 2008, a 29% increase.  First quarter 2009 natural gas production increased to 11.9 Bcf from 11.2 Bcf during the comparable quarter of 2008, a 6% increase.  First quarter 2009 production totaled 16.3 Bcfe, a 10% increase over first quarter 2008.

Average oil price for the first quarter of 2009 was $50.51 per barrel compared to $93.32 per barrel for the first quarter of 2008, a 46% decrease.  The average natural gas price for the first quarter of 2009 decreased 29% to $5.44 per thousand cubic feet (Mcf) as compared to $7.65 per Mcf for the first quarter of 2008.  Average NGLs price for the first quarter of 2009 was $18.69 per barrel compared to $52.04 per barrel for the first quarter of 2008, a 64% decrease.

    For 2009, approximately 72% of this segment's anticipated average daily natural gas production is hedged through NYMEX plus basis at several delivery points and approximately 76% of its anticipated oil production is hedged.  Of the natural gas hedges, 89% are under swap contracts at a comparable NYMEX average price of $7.20 and 11% are under a collar contract with a comparable NYMEX floor of $8.22 and a ceiling of $10.80.  The average basis differentials for these swaps are ($0.85).  Of the oil hedges, 80% are under swap contracts at an average price of $51.87 and 20% under a collar contract with a floor of $100.00 and a ceiling of $156.25.  For 2010, approximately 64% of the company’s anticipated average daily natural gas production is hedged and 46% of its anticipated daily oil production is hedged.  The natural gas production is hedged under swap contracts at a comparable average NYMEX price of $6.95.  The average basis differentials for the swaps are ($0.66).  The oil hedges are all swap contracts at an average price of $61.36.

The following table illustrates this segment’s production and certain other results for the periods indicated:

	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07
Production, Bcfe	16.3	16.8	15.9	16.0	14.7	14.7	14.0	13.2	12.8
Realized price, Mcfe	$5.48	$6.21	$9.49	$10.19	$8.72	$7.66	$6.69	$7.19	$6.63
Wells Drilled	21	67	82	72	57	81	51	67	54
Success Rate	90%	90%	89%	90%	86%	90%	88%	82%	87%

During the first quarter of 2009, this segment completed the drilling of 21 wells with a success rate of 90% compared to the completion of 57 wells with an 86% success rate during the first quarter of 2008.

Pinkston said:  “Due to weak commodity prices, we have started the year with a conservative drilling program for our exploration and production operations.  Our current drilling efforts are focused in prospects that have a combination of natural gas and oil or where the natural gas has a high BTU content from which we receive an upgrade in price to better correlate to crude pricing.  We plan to drill approximately 140 gross wells during 2009, a reduction of our previous estimate of 175 wells.  Our estimated production and capital expenditures for 2009 remains unchanged from previous estimates of 63 to 64 Bcfe and $200 million, respectively.”

MID-STREAM SEGMENT INFORMATION
•	Increased first quarter 2009 liquids sold per day volumes 11% from fourth quarter 2008 and 19% from first quarter 2008.
•	14 new wells connect to existing systems during the first quarter of 2009.

First quarter 2009 processing volumes of 72,650 MMBtu per day and liquids sold volumes of 218,762 gallons per day increased 21% and 19%, respectively, over first quarter of 2008 results.  First quarter 2009 gathering volumes were 192,320 MMBtu per day, a 4% decrease from the first quarter of 2008.  Operating profit (as defined in the Selected Financial and Operational Highlights) for the first quarter was $1.5 million or 84% lower than 2008’s first quarter, due primarily to decreases in commodity prices, which resulted in decreased processing margins.

The following table illustrates certain results from the mid-stream operations at the end of each period:

	1st Qtr 09	4th Qtr 08	3rd Qtr 08	2nd Qtr 08	1st Qtr 08	4th Qtr 07	3rd Qtr 07	2nd Qtr 07	1st Qtr 07
Gas gathered MMBtu/day	192,320	187,585	195,914	205,397	200,697	212,786	221,508	218,290	226,081
Gas processed MMBtu/day	72,650	72,491	71,260	67,545	59,797	59,009	55,721	42,645	43,327
Liquids sold Gallons/day	218,762	197,428	199,805	202,130	183,924	169,897	137,098	113,829	95,964

    This segment operates three natural gas treatment plants, owns nine processing plants, 37 active gathering systems and approximately 800 miles of pipeline.

    Pinkston said: “We are pleased with the volume growth this segment has achieved to date.  Processing and liquids sold volumes continue to remain strong although with the reduction in commodity prices the frac margins have decreased significantly from the prior year.”

FINANCIAL INFORMATION
Unit ended the first quarter of 2009 with working capital of $103.0 million, long-term debt of $163.5 million, and a debt to capitalization ratio of 10%.  Under the company’s credit facility, the amount available to the company is the lesser of the amount elected by the company as the commitment amount (currently $325 million) or the value of the borrowing base as determined by the lenders under the credit facility, but not to exceed the maximum credit facility amount of $400 million.  As of April 1, 2009, the borrowing base was determined to be $475 million.  The company is currently in compliance with all of the covenants contained in its credit facility.

MANAGEMENT COMMENT
    Larry Pinkston said: “Our first quarter 2009 operating results were solid in a very challenging industry and economic environment.  Going forward, we will continue to focus on maintaining our capital expenditures within our anticipated cash flows.  While the current industry environment is difficult, the outlook for growth opportunities, from a business development perspective, may be attractive in the latter half of the year.  Under the present circumstances, our focus will continue to be on maintaining our liquidity, managing costs and drilling in prospects with higher returns, all of which will also position us to take advantage of growth opportunities should they arise.”

WEBCAST
Unit will webcast its first quarter earnings conference call live over the Internet on May 5, 2009 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes before the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.
____________________________________________________

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange   under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

            This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including the impact that the current decline in wells being drilled will have on production and drilling rig utilization, productive capabilities of the Company’s wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, projected growth of the Company’s oil and natural gas production, oil and gas reserve information, as well as our ability to meet our future reserve replacement goals, anticipated gas gathering and processing rates and throughput volumes, the prospective capabilities of the reserves associated with the Company’s inventory of future drilling sites, anticipated oil and natural gas prices, the number of wells to be drilled by the Company’s exploration segment, development, operational, implementation and opportunity risks, and other factors described from time to time in the Company’s publicly available SEC reports.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2009	2008
Statement of Operations:
Revenues:
Contract drilling	$88,699	$147,247
Oil and natural gas	88,904	130,002
Gas gathering and processing	22,143	44,223
Other	1,316	(110)
Total revenues	201,062	321,362

Expenses:
Contract drilling:
Operating costs	50,330	74,461
Depreciation	12,619	15,364
Oil and natural gas:
Operating costs	24,816	27,601
Depreciation, depletion and amortization	38,006	35,715
Impairment of oil and natural gas properties	281,241	---
Gas gathering and processing:
Operating costs	20,677	35,072
Depreciation and amortization	4,061	3,481
General and administrative	6,089	6,525
Interest, net	477	820
Total expenses	438,316	199,039
Income (Loss) Before Income Taxes	(237,254)	122,323

Income Tax Expense (Benefit):
Current	---	15,447
Deferred	(89,761)	29,812
Total income taxes	(89,761)	45,259
Net Income (Loss)	$(147,493)	$77,064

Net Income (Loss) per Common Share:
Basic	$(3.14)	$1.66
Diluted	$(3.14)	$1.65
Weighted Average Common
Shares Outstanding:
Basic	46,921	46,481
Diluted	46,921	46,800

	March 31,	December 31,
	2009	2008
Balance Sheet Data:
Current assets	$250,056	$286,585
Total assets	$2,308,873	$2,581,866
Current liabilities	$147,055	$196,399
Long-term debt	$163,500	$199,500
Other long-term liabilities	$75,771	$75,807
Deferred income taxes	$393,630	$477,061
Shareholders’ equity	$1,528,917	$1,633,099

	Three Months Ended March 31,
	2009	2008
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$103,382	$165,718
Net Change in Working Capital	69,508	(6,928)
Net Cash Provided by Operating Activities	$172,890	$158,790
Net Cash Used in Investing Activities	$(112,034)	$(158,768)
Net Cash Used in Financing Activities	$(60,428)	$(250)

	Three Months Ended March 31,
	2009	2008
Contract Drilling Operations Data:
Rigs Utilized	52.8	100.6
Operating Margins (2)	43%	49%
Operating Profit Before
Depreciation (2) ($MM)	$38.4	$72.8
Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	343	292
Natural Gas Liquids - MBbls	393	306
Natural Gas - MMcf	11,862	11,161
Average Prices:
Oil price per barrel received	$50.51	$93.32
Oil price per barrel received, excluding hedges	$38.52	$96.25
NGLs price per barrel received	$18.69	$52.04
NGLs price per barrel received, excluding hedges	$18.69	$51.49
Natural Gas price per Mcf received	$5.44	$7.65
Natural Gas price per Mcf received, excluding hedges	$3.48	$7.60
Operating Profit Before DD&A and impairment (2) ($MM)	$64.1	$102.4
Mid-Stream Operations Data:
Gas Gathering - MMBtu/day	192,320	200,697
Gas Processing - MMBtu/day	72,650	59,797
Liquids Sold – Gallons/day	218,762	183,924
Operating Profit Before Depreciation
and Amortization (2) ($MM)	$1.5	$9.2

(1) The company considers its cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company (see Non-GAAP Financial Measures below).
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted account principles (“GAAP”). We believe certain non-GAAP performance measures provide users or our financial information and our management additional meaningful information to evaluate the performance of our company.

This press release includes net income excluding the effect of the impairment of our oil and natural gas properties, earnings per share excluding the effect of the impairment of our oil and natural gas properties, cash flow from operations before changes in working capital and our drilling segment’s average daily operating margin before elimination of rig profit.

Below is a reconciliation of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2009 and 2008. Non-GAAP financial measures should not be considered by themselves or a substitute for our company’s results reported in accordance with GAAP.

Unit Corporation
Reconciliation of Net Income and Earnings per Share
 Excluding the Effect of Impairment of Oil and Natural Gas Properties

	March 31,
	2009	2008
	(In thousands)
Net income excluding impairment of oil and
natural gas properties:
Net income (loss)	$(147,493)	$77,064
Add:
Impairment of oil and natural gas properties
(net of income tax)	175,072	---
Net income excluding impairment of oil and
natural gas properties	$27,579	$77,064

Diluted earnings per share excluding
impairment of oil and natural gas properties:
Diluted earnings per share Add: Diluted earnings per share from impairment	$(3.14)	$1.65
of oil and natural gas properties	3.73	---
Diluted earnings per share excluding
impairment of oil and natural gas properties	$0.59	$1.65
 ________________

We have included the net income excluding impairment of oil and natural gas properties and diluted earnings per share excluding impairment of oil and natural gas properties because:
•	We use the adjusted net income to evaluate the operational performance of the company.
•	The adjusted net income is more comparable to earnings estimates provided by securities analyst.
•
The impairment of oil and natural gas properties does not occur on a recurring basis and the amount and timing of impairments cannot be reasonably estimated for budgeting purposes and is therefore typically not included for forecasting operating results.

Unit Corporation
Reconciliation of Cash Flow From Operations Before Changes in Working Capital

	March 31,
	2009	2008
	(In thousands)
Net cash provided by operating activities	$172,890	$158,790
Subtract:
Net change in working capital	69,508	(6,928)
Cash flow from operations before changes
in working capital	$103,382	$165,718
 ________________

We have included the cash flow from operations before changes in working capital because:
•	It is an accepted financial indicator used by our management and companies in our industry to measure the company’s ability to generate cash which is used to internally fund our business activities.
•	It is used by investors and financial analysts to evaluate the performance of our company.

Unit Corporation
Reconciliation of Average Daily Operating Margin Before Elimination of Rig Profit

	March 31,
	2009	2008
	(In thousands)
Contract drilling revenue	$88,699	$147,247
Contract drilling operating cost	50,330	74,461
Operating profit from contract drilling	38,369	72,786
Add: Elimination of intercompany rig profit	625	7,496
Operating profit from contract drilling
before elimination of intercompany
rig profit	38,994	80,282
Contract drilling operating days	4,748	9,152
Average daily operating margin before
elimination of rig profit	$8,213	$8,772
 ________________
We have included the average daily operating margin before elimination of rig profit because:
•	Our management uses the measurement to evaluate the cash flow performance or our contract drilling segment and to evaluate the performance of contract drilling management.
•	It is used by investors and financial analysts to evaluate the performance of our company.